EXHIBIT 99.1

Bill Barrett Corporation	Press Release

For Immediate Release

Company contact: William M. Crawford, Investor Relations Manager, 303-293-9100

BILL BARRETT CORPORATION ANNOUNCES INTENT TO DIVEST WILLISTON BASIN PROPERTIES

DENVER – (PR Newswire) – November 29, 2006 – Bill Barrett Corporation (NYSE: BBG) today announced that it intends to divest its Williston Basin properties. The Company plans to begin marketing efforts early next year and to close during the second quarter of 2007.

Fred Barrett, Chairman and Chief Executive Officer, commented, “Although we have been pleased with our progress in the Williston Basin thus far, we look forward to focusing our management effort and capital on other projects in our portfolio that should have a larger impact on our expected double digit reserve and production growth.”

Production in the Williston Basin is approximately 1,200 barrels of oil equivalent per day (Boepd) or 5% of the Company’s current production rate. The Company has approximately 160,000 net undeveloped acres in the Williston and proved reserves at year end 2005 were approximately 5.3 Mboe.

Forward-Looking Statements

This press release is forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements reflect Bill Barrett Corporation’s current views with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause our ability to successfully market our properties and our actual results to differ materially including, among other things, exploration results, transportation, processing, market conditions, oil and gas price volatility, the availability and cost of services and materials, the ability to receive drilling and other permits, surface access and costs, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of Bill Barrett Corporation risk management activities, governmental regulations and other factors discussed in the Company’s reports filed with the SEC, including the Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended September 30, 2006.

About Bill Barrett Corporation

Bill Barrett Corporation, headquartered in Denver, explores for and develops natural gas and oil in nine basins and the overthrust belt in the Rocky Mountain region of the United States. Additional information about the Company may be found on its web site www.billbarrettcorp.com.